(Page 1 of 44 Pages)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)(1)

                           SELECT MEDICAL CORPORATION

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   816196 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Welsh, Carson, Anderson & Stowe IX, L.P.       Select Medical Corporation              Ropes & Gray LLP
320 Park Avenue, Suite 2500                    4716 Old Gettysburg Road                45 Rockefeller Plaza
New York, NY 10022                             Mechanicsburg, PA 17055                 New York, NY 10111
Attn: Jonathan M. Rather                       Attn: Michael E. Tarvin                 Attn: Othon A. Prounis
Tel: (212) 893-9500                            Tel: (717) 972-1100                     Tel: (212) 841-5700

--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 13, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |X|(2)

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
(2) The filing person who has previously filed a statement on Schedule 13G is Rocco A. Ortenzio.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                            (Page 2 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                             EGL Holding Company
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                               OO/Not Applicable
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 Delaware
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                                      0
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                                         0
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                               8,438,392* shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               8,438,392* shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            7.9%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              CO
--------------------------------------------------------------------------------
* Reflects 8,438,392 shares of Common Stock of Select Medical Corporation to be contributed to EGL Holding Company pursuant to (a) the various Agreements, dated October 17, 2004, December 20, 2004 and January 13, 2005, among EGL Holding Company and the various rollover investors referred to therein, and (b) an understanding among EGL Holding Company and certain individuals.

                                                            (Page 3 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                        Welsh, Carson, Anderson & Stowe IX, L.P.
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                               OO/Not Applicable
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 Delaware
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                                      0
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                                         0
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                               8,438,392* shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               8,438,392* shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            7.9%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------
* Reflects 8,438,392 shares of Common Stock of Select Medical Corporation to be contributed to EGL Holding Company pursuant to (a) the various Agreements, dated October 17, 2004, December 20, 2004 and January 13, 2005, among EGL Holding Company and the various rollover investors referred to therein, and (b) an understanding among EGL Holding Company and certain individuals.

                                                            (Page 4 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                      WCAX IX Associates, L.L.C.
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                               OO/Not Applicable
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 Delaware
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                                      0
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                                         0
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                               8,438,392* shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               8,438,392* shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            7.9%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              OO
--------------------------------------------------------------------------------
* Reflects 8,438,392 shares of Common Stock of Select Medical Corporation to be contributed to EGL Holding Company pursuant to (a) the various Agreements, dated October 17, 2004, December 20, 2004 and January 13, 2005, among EGL Holding Company and the various rollover investors referred to therein, and (b) an understanding among EGL Holding Company and certain individuals.

                                                            (Page 5 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                Patrick J. Welsh
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         125,000 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            125,000 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  125,000 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                            (Page 6 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                               Russell L. Carson
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         726,960 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            726,960 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  726,960 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less Than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                            (Page 7 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                               Bruce K. Anderson
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         618,910 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            618,910 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  618,910 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less Than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                            (Page 8 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                             Thomas E. McInerney
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         450,984 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            450,984 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  450,984 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less Than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                            (Page 9 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                             Robert A. Minicucci
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                          88,626 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                             88,626 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   88,626 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less Than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 10 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                            Anthony J. de Nicola
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                          19,483 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                             19,483 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   19,483 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less Than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 11 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                     Thoma Cressey Fund VI, L.P.
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              WC
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 Delaware
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                                      0
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                        2,098,596 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                                         0
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                2,098,596 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                2,098,596 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            2.1%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

                                                           (Page 12 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                             Thoma Cressey Friends Fund VI, L.P.
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              WC
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 Delaware
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                                      0
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                        2,098,596 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                                         0
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                2,098,596 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                2,098,596 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            2.1%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

                                                           (Page 13 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                            TC Partners VI, L.P.
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                               OO/Not Applicable
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 Delaware
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                                      0
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                        2,098,596 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                                         0
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                2,098,596 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                2,098,596 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            2.1%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              PN
--------------------------------------------------------------------------------

                                                           (Page 14 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                             Thoma Cressey Equity Partners, Inc.
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                               OO/Not Applicable
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 Delaware
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                                      0
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                        2,098,596 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                                         0
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                2,098,596 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                2,098,596 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            2.1%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              CO
--------------------------------------------------------------------------------

                                                           (Page 15 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                Bryan C. Cressey
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         218,092 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                        2,098,596 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            218,092 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                2,098,596 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                2,316,688 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            2.3%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 16 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                  Kenneth Melkus
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                                      0
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                           38,845 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                                         0
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                   38,845 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   38,845 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 17 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                               Rocco A. Ortenzio
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                      12,151,025 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                          418,266 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                         12,151,025 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                  418,266 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               12,569,291 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                           11.5%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 18 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                              Robert A. Ortenzio
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                       5,403,336 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                          459,284 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                          5,403,336 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                  459,284 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                5,862,620 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                            5.6%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 19 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                John M. Ortenzio
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         457,406 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                  15,000
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            457,406 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                          15,000
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  472,406 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 20 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                              Martin J. Ortenzio
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         284,676 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            284,676 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  284,676 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 21 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                            Martin J. Ortenzio Descendants Trust
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              OO
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         191,958 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            191,958 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  191,958 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              OO
--------------------------------------------------------------------------------

                                                           (Page 22 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                      Ortenzio Family Foundation
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              OO
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         380,386 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            380,386 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  380,386 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              OO
--------------------------------------------------------------------------------

                                                           (Page 23 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                Patricia A. Rice
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         539,603 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                          200,000 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            539,603 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                  200,000 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  739,603 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 24 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                               Martin F. Jackson
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         637,770 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                            4,000 shares
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            637,770 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                    4,000 shares
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  641,770 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 25 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                S. Frank Fritsch
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         258,936 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            258,936 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  258,936 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 26 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                               Michael E. Tarvin
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         160,818 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            160,818 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  160,818 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 27 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                James J. Talalai
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         170,932 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            170,932 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  170,932 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 28 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                              Scott A. Romberger
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         149,771 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            149,771 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  149,771 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 29 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                Kenneth L. Moore
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                         171,617 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                            171,617 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  171,617 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 30 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                    Joel T. Veit
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                          38,159 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                   4,000
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                             38,159 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                           4,000
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   42,159 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 31 of 44 Pages)

--------------------------------------------------------------------------------
CUSIP No. 816196 10 9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                                  Meyer Feldberg
        EIN No.:
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)|X|
                                                                 (b)|_|
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS
                                                                              PF
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             |_|
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                            7.  SOLE VOTING POWER
NUMBER OF                                                          37,440 shares
SHARES                      ----------------------------------------------------
BENEFICIALLY                8.  SHARED VOTING POWER
OWNED BY                                                                       0
EACH                        ----------------------------------------------------
REPORTING                   9.  SOLE DISPOSITIVE POWER
PERSON                                                             37,440 shares
WITH                        ----------------------------------------------------
                            10. SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   37,440 shares
--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                  Less than 1.0%
--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON
                                                                              IN
--------------------------------------------------------------------------------

                                                           (Page 32 of 44 Pages)

                         AMENDMENT NO. 2 TO SCHEDULE 13D

         Reference is hereby made to the statement on Schedule 13D originally filed with the Securities and Exchange Commission (the "Commission") on October 20, 2004 and Amendment No. 1 thereto filed with the Commission on December 21, 2004 (as amended from time to time, the "Schedule 13D"). Items 1, 2, 3, 4, 5, 6 and 7 of the Schedule 13D are hereby amended and restated as follows:

Item 1.  Security and Issuer.

         The class of equity securities to which the Schedule 13D relates is the Common Stock, par value $.01 per share ("Common Stock"), of Select Medical Corporation, a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.

Item 2.  Identity and Background.

(a)      Name
         ----

         This Schedule 13D is being filed on behalf of each of the following persons pursuant to Rule 13d-1(k) promulgated by the Commission pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): EGL Holding Company, a Delaware corporation ("Holdings"), Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership ("WCAS IX"), WCAS IX Associates, L.L.C., a Delaware limited liability company ("WCAS IX Associates"), Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Thoma Cressey Fund VI, L.P., a Delaware limited partnership ("TCEP VI"), Thoma Cressey Friends Fund VI, L.P., a Delaware limited partnership ("TCEP Friends"), TC Partners VI, L.P., a Delaware limited partnership ("TC GP"), Thoma Cressey Equity Partners, Inc., a Delaware corporation ("TCEP"), Bryan C. Cressey, Kenneth Melkus, Rocco A. Ortenzio, Robert A. Ortenzio, John M. Ortenzio, Martin J. Ortenzio, the Martin J. Ortenzio Descendants Trust, the Ortenzio Family Foundation, Patricia A. Rice, Martin F. Jackson, S. Frank Fritsch, James J. Talalai, Michael E. Tarvin, Scott A. Romberger, Kenneth L. Moore, Joel T. Veit and Meyer Feldberg.

         WCAS IX is the sole stockholder of Holdings. Sean M. Traynor and Eric
J. Lee are officers and the directors of Holdings. Russell L. Carson is also an officer of Holdings. WCAS IX Associates is the sole general partner of WCAS IX. Each of the following individuals are managing members of WCAS IX Associates:
Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, D. Scott Mackesy, Sanjay Swani, John D. Clark, James R. Matthews, Sean D. Traynor, John Almeida, and Jonathan M. Rather (collectively, the "WCAS Persons" and together with Eric
J. Lee and Kenneth Melkus, the "WCAS Individuals"). The WCAS Individuals (other than Kenneth Melkus) are each employees of an affiliate of WCAS IX Associates. Kenneth Melkus is an individual who often co-invests with WCAS IX and its affiliates. Russell L. Carson is a director of the Issuer.

         TCEP is the general partner of TC GP and TC GP is the general partner of each of TCEP VI and TCEP Friends. Bryan C. Cressey (collectively with TCEP VI, TCEP Friends, TC GP and TCEP, the "TCEP Investors") is a principal at TCEP and a director of the Issuer.

         Each of Rocco A. Ortenzio, Robert A. Ortenzio Patricia A. Rice, Martin
F. Jackson, S. Frank Fritsch, James J. Talalai, Michael E. Tarvin, Scott A. Romberger, Kenneth L. Moore, Joel T. Veit and Meyer Feldberg (collectively, the "SEM Persons") are directors and/or executive officers or employees of the Issuer.

         John M. Ortenzio and Martin J. Ortenzio are individuals related to Rocco A. Ortenzio and Robert A. Ortenzio and who often co-invest with Rocco A. Ortenzio and Robert A. Ortenzio. The Martin J. Ortenzio Descendants Trust is a trust for the benefit of Martin J. Ortenzio's children which has John M. Ortenzio as trustee. The Ortenzio Family Foundation (collectively with John M. Ortenzio, Martin J. Ortenzio and the Martin J. Ortenzio Descendants Trust, the "Other Ortenzio Investors") is a not-for-profit charitable foundation controlled by Rocco A. Ortenzio.

                                                           (Page 33 of 44 Pages)

         The reporting persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. Each of the aforementioned reporting persons has entered into an Amended and Restated Joint Filing Agreement, a copy of which is filed with this Schedule 13D as Exhibit A, pursuant to which such persons have agreed to file this Schedule 13D jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Exchange Act.

         Information in this Schedule 13D with respect to each of the reporting persons is given solely by such reporting person, and no reporting person assumes responsibility for the accuracy or completeness of information provided by another reporting person.

(b)      Principal Address
         -----------------

         The principal address of each of Holdings, WCAS IX, WCAS IX Associates and each WCAS Individual (other than Kenneth Melkus) is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. The principal address of Kenneth Melkus is 102 Woodmont Blvd., Suite 100, Nashville, Tennessee 37203.

         The principal address of each TCEP Investor is 233 Wacker Drive, 92nd Floor, Chicago, Illinois 60606.

         The principal address of each SEM Person is c/o Select Medical Corporation, 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.

         The principal address of each of the Other Ortenzio Investors is 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.

(c)      Principal Business
         ------------------

         The principal business of Holdings will be the acquisition of the outstanding shares of the Issuer (as described in Item 4 below). The principal business of WCAS IX is that of an investment limited partnership. The principal business of WCAS IX Associates is that of general partner of WCAS IX. The principal business of each WCAS Individual (other than Kenneth Melkus) is that of an employee of an affiliate of WCAS IX Associates and, other than Eric J. Lee and Kenneth Melkus, a managing member of WCAS IX Associates. The principal business of Kenneth Melkus is that of a private investor.

         The principal business of TCEP VI and TCEP Friends is that of an investment limited partnership. The principal business of TC GP is that of general partner of TCEP VI and TCEP Friends. The principal business of TCEP is that of general partner of TC GP and other similar partnerships. The principal business of Bryan C. Cressey is that of a principal of TCEP.

         The principal business of each SEM Person is that of a director and/or executive officer or employee of the Issuer.

         The principal business of John M. Ortenzio is real estate development. The principal business of Martin J. Ortenzio is that of a party supply store owner. The principal business of the Martin J. Ortenzio Descendants Trust is that of a trust for the benefit of Martin J. Ortenzio's children. The principal business of the Ortenzio Family Foundation is that of a charitable organization.

(d and e) No Convictions or Proceedings.
          -----------------------------

         During the last five years, none of the reporting persons or other individuals for which information has been provided in this Item 2, as applicable: (i) has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in his being subject to a judgment, decree or final order enjoining future violations of,

                                                           (Page 34 of 44 Pages)

or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)      Citizenship
         -----------

         Each WCAS Individual (other than D. Scott Mackesy), Bryan C. Cressey, each SEM Person, John M. Ortenzio and Martin J. Ortenzio is a citizen of the United States. D. Scott Mackesy is a citizen of Canada.

Item 3.  Source and Amount of Funds or Other Consideration.

         Holdings, WCAS IX and WCAS IX Associates may be deemed to have acquired beneficial ownership of 8,455,392 shares of Common Stock pursuant to (a) the Agreement, dated October 17, 2004 (the "Initial Rollover Agreement"), between Holdings, the TCEP Investors and certain of the SEM Persons, (b) the Agreement, dated December 20, 2004 (the "Subsequent Rollover Agreement"), between Holdings and certain of the SEM Persons, (c) the Agreement, dated January 13, 2005 (collectively with the Initial Rollover Agreement and Subsequent Rollover Agreement, the "Rollover Agreements"), between Holdings, certain of the SEM Persons and the Other Ortenzio Investors and (d) an understanding among Holdings and the WCAS Individuals who are reporting persons. However, such reporting persons expressly disclaim beneficial ownership of the shares of Common Stock covered by the Rollover Agreements or such understanding.

         Subject to the terms of the Rollover Agreements, each TCEP Investor, each SEM Person and each Other Ortenzio Investor has agreed to (i) contribute certain of their shares of Common Stock to Holdings prior to the consummation of the Merger (as defined in Item 4 below) and in return receive equity interests in Holdings, (ii) enter into certain agreements with Holdings, WCAS IX and other equity investors selected by Holdings with respect to such contribution and
(iii) not to transfer any such shares of Common Stock prior to consummation of the Merger without the consent of Holdings. Any contributed shares will be cancelled in the Merger. In addition, pursuant to such agreements, the SEM Persons who are employees of the Issuer will execute various restricted stock award and employment agreements as well as receive other cash incentives in connection with their continuing employment by the surviving corporation following consummation of the Merger.

         The foregoing descriptions of the Rollover Agreements are qualified in their entirety by reference to such agreements, copies of which are attached hereto as Exhibits B, I and J, respectively, and are incorporated herein by reference.

         To the extent any WCAS Individual who is a reporting person directly beneficially owns any shares of Common Stock (as set forth in Item 5 below), such shares were purchased by such reporting person using such reporting person's personal funds or received pursuant to distributions made to such reporting person by investment partnerships affiliated with WCAS IX. To the extent any TCEP Investor directly beneficially owns any shares of Common Stock (as set forth in Item 5 below), such shares were purchased by each such reporting person using such reporting person's personal funds. To the extent any SEM Person directly beneficially owns any shares of Common Stock (as set forth in Item 5 below), such shares were purchased, directly or indirectly, by such reporting person using such reporting person's personal funds or pursuant to the cashless exercise of options. To the extent any Other Ortenzio Investor (other then the Ortenzio Family Foundation) directly beneficially owns any shares of Common Stock (as set forth in Item 5 below), such shares were purchased by such reporting person using such reporting peron's personal funds or working capital. To the extent the Ortenzio Family Foundation directly beneficially owns any shares of Common Stock (as set forth in Item 5 below), such shares were contributed to such reporting person by Rocco A. Ortenzio.

Item 4.  Purpose of Transaction.

         (a through j) On October 17, 2004, Holdings, EGL Acquisition Corp., a Delaware corporation ("Acquisition"), and the Issuer entered into an Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit C (the "Merger Agreement"), pursuant to which Acquisition, a wholly owned subsidiary of Holdings, will be merged with and into the Issuer, with the Issuer continuing as the surviving corporation (the "Merger"). Following the

                                                           (Page 35 of 44 Pages)

consummation of the Merger, the Issuer will be a wholly owned subsidiary of Holdings. Under the terms of the Merger Agreement, each existing share of Common Stock, other than shares held by WCAS IX or its affiliates, treasury shares and dissenting shares, will be converted into the right to receive $18.00 in cash (the "Merger Consideration"). In addition, all outstanding options for Common Stock will be converted into the right to receive the Merger Consideration less the exercise price of such options. The Merger remains subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including obtaining approval of the existing shareholders of the Issuer.

         Pursuant to the Merger Agreement, the board of directors of Acquisition at the effective time of the Merger will become the board of directors of the Issuer. In addition, at the effective time of the Merger, the certificate of incorporation of the Issuer will be amended and restated at the effective time of the Merger to conform to an exhibit attached to the Merger Agreement (the bylaws of the Issuer will not change). If the Merger is consummated, the Common Stock will be delisted from the New York Stock Exchange and will be deregistered under Section 12(g)(4) of the Exchange Act.

         The foregoing description of the Merger Agreement is qualified in its entirety by reference to such agreement, a copy of which is attached hereto as Exhibit C, and is incorporated herein by reference.

         In addition to the transactions contemplated by the Rollover Agreements, the Merger is expected to be financed by equity investments in Holdings to be made by certain of the reporting persons and related investors, certain loan arrangements to be entered into by Holdings and the Issuer with JP Morgan Chase Bank, Wachovia Bank, National Association and Merrill Lynch Capital Corporation (collectively, the "Lenders"), and a loan to be made to Holdings by WCAS Capital Partners IV, L.P., a Delaware limited partnership ("WCAS CP IV") and an affiliate of WCAS IX. The specific investments and loans are discussed below.

         Pursuant to an Equity Commitment Letter, dated as of October 17, 2004 (the "WCAS Equity Commitment Letter"), by and between Holdings and WCAS IX, a copy of which is attached hereto as Exhibit D, WCAS IX and certain related investors, including the WCAS Persons, will provide up to $567.2 million in cash to Holdings in return for equity interests in Holdings. The cash proceeds of such investment will be contributed by Holdings to Acquisition to finance a portion of the consideration for the Merger. Also, Holdings has an understanding with the WCAS Individuals who are reporting persons that such WCAS Individuals will contribute certain of their shares of Common Stock to Holdings prior to the consummation of the Merger and in return receive equity interests in Holdings. Any contributed shares will be cancelled in the Merger. In addition, pursuant to the WCAS Equity Commitment Letter, a designee of WCAS IX, as agent for various entities, will receive a financing fee equal to $24.6 million and WCAS IX and its affiliates will be reimbursed for all of their out-of-pocket fees and expenses.

         Pursuant to an Equity Commitment Letter, dated as of October 17, 2004 (the "TCEP Equity Commitment Letter"), by and between Holdings and Thoma Cressey Fund VII, L.P., a Delaware limited partnership ("TCEP VII"), a copy of which is attached hereto as Exhibit E, TCEP VII and certain related investors, each of which are affiliates of one or more of the TCEP Investors, will provide up to $50.0 million in cash to Holdings in return for equity interests in Holdings. The cash proceeds of such investment will be contributed by Holdings to Acquisition to finance a portion of the consideration for the Merger. In addition, WCAS IX and TCEP VII have an understanding that TCEP VII, or its designee will be entitled to receive a portion of the financing fee payable pursuant to the WCAS Equity Commitment Letter and TCEP VII and its affiliates will be reimbursed for all of their out-of-pocket fees and expenses.

         Pursuant to a Senior Secured Credit Facilities and Senior Subordinated Bridge Facility Commitment Letter, dated October 17, 2004, as amended and restated as of December 20, 2004 (the "Debt Commitment Letter"), by and among Holdings and the Lenders, a copy of which is attached hereto as Exhibit F, the Lenders have agreed to provide (i) a $580.0 million senior secured term loan facility and (ii) a $300.0 million revolving credit facility (collectively, the "Bank Facility"). The Debt Commitment Letter contemplates that the Issuer and/or Holdings will issue an aggregate $660.0 million unsecured senior subordinated notes (the "Notes") pursuant to a Rule 144A offering. In the event that the Notes are not issued at the time the Merger is consummated, the Lenders have agreed to provide a bridge loan facility in the amount of up $660.0 million under a senior unsecured credit facility (the "Bridge Facility"). The Bank Facility and the Bridge Facility are expected to contain customary terms and conditions, including, without

                                                           (Page 36 of 44 Pages)

limitation, with respect to fees, indemnification and events of default. A portion of the proceeds of these loan arrangements will be used to finance a portion of the consideration for the Merger.

         Pursuant to a Commitment Letter, dated as of October 17, 2004 (the "CP IV Commitment Letter"), by and between Holdings and WCAS CP IV, a copy of which is attached hereto as Exhibit G, WCAS CP IV will provide up to $150.0 million in cash to Holdings in return for a senior subordinated note. The cash proceeds of such loan will be contributed by Holdings to Acquisition to finance a portion of the consideration for the Merger. In addition, in consideration for making this loan, WCAS CP IV will receive an agreed upon amount of equity interests in Holdings. Pursuant to the CP IV Commitment Letter, WCAS CP IV and its affiliates will be reimbursed for all of their out-of-pocket fees and expenses. We expect that Rocco A. Ortenzio, Robert A. Ortenzio and the Other Ortenzio Investors will purchase up to $10.0 million of this senior subordinated note.

         In addition, in connection with the Merger, WCAS IX, Holdings and the Issuer entered into a Contingency Letter Agreement, dated October 17, 2004 (the "Contingency Letter"), a copy of which is attached hereto as Exhibit H, pursuant to which WCAS IX agreed that, in the event the Issuer terminates the Merger Agreement and such termination arises from a knowing and willful breach of the Merger Agreement by Acquisition and/or Holdings, it will make an equity contribution to Holdings of up to $10.0 million to satisfy any liabilities of Holdings or Acquisition resulting from such knowing or willful.

         The foregoing descriptions of the WCAS Equity Commitment Letter, the TCEP Equity Commitment Letter, the Debt Commitment Letter, the CP IV Commitment Letter and the Contingency Letter are qualified in their entirety by reference to such agreements, copies of which are attached as Exhibits D, E, F, G and H, respectively, and are incorporated herein by reference.

Item 5.  Interest in Securities of the Issuer.

         The following information is based on a total of 101,954,273 shares of Common Stock outstanding as of January 1, 2005.

         (a through b)    As of the date of filing, no reporting person may be
deemed to beneficially own any shares of Common Stock except as may be due to being part of a "group" within the meaning of Section 13(d) of the Exchange Act or as may be set forth below. Each reporting person has sole voting power with respect to and sole power to dispose of the shares set forth below that are directly beneficially owned by such reporting person. Each reporting person expressly disclaims beneficial ownership of any shares which are held by related investors, except to the extent of such reporting person's pecuniary interest in such related investor.

                  Holdings, WCAS IX, WCAS IX Associates and the WCAS Individuals
                  --------------------------------------------------------------

                  Holdings, WCAS IX and WCAS IX Associates may be deemed to have acquired beneficial ownership of 8,438,392 shares of Common Stock pursuant to (a) the Rollover Agreements and (b) an understanding among Holdings and the WCAS Individuals who are reporting persons. However, such reporting persons expressly disclaim beneficial ownership of the shares of Common Stock covered by the Rollover Agreements or such understanding. Holdings, WCAS IX, WCAS IX Associates and the WCAS Individuals do not directly own any shares of Common Stock other than as set forth below.

                  (i) Patrick J. Welsh directly owns 125,000 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (ii) Russell L. Carson directly owns 726,960 shares of Common Stock (including 4,000 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), or less than 1.0% of the Common Stock outstanding.

                  (iii) Bruce K. Anderson directly owns 618,910 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                                                           (Page 37 of 44 Pages)

                  (iv) Thomas E. McInerney directly owns 450,984 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (v) Robert A. Minicucci directly owns 88,626 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (vi) Anthony J. de Nicola directly owns 19,483 shares of Common Stock (including 12,239 shares held by a foundation he controls), or less than 1.0% of the Common Stock outstanding.

                  (vii) Kenneth Melkus indirectly beneficially owns 38,845 shares of Common Stock issued to entities controlled by Mr. Melkus, or less than 1.0% of the Common Stock outstanding.

                  TCEP Investors
                  --------------
                  As general partner of TCEP VI and TCEP Friends, TC GP may be deemed to beneficially own the shares of the Common Stock beneficially owned by such entities, and as general partner of TC GP, TCEP may also be deemed to beneficially own such shares. In addition, Bryan C. Cressey is a principal of TCEP and may be deemed to beneficially own the shares of Common Stock beneficially owned by TCEP VI, TCEP Friends and TCEP. The TCEP Investors do not directly own any shares of Common Stock other than as set forth below.

                  (i) TCEP VI directly owns 2,077,818 shares of Common Stock, or approximately 2.1% of the Common Stock outstanding.

                  (ii) TCEP Friends directly owns 20,778 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (iii) Bryan C. Cressey directly owns 218,092 shares of Common Stock (including 4,800 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), or less than 1.0% of the Common Stock outstanding.

                  SEM Persons
                  -----------

                  (i) Rocco A. Ortenzio directly owns 12,151,025 shares of Common Stock (including 7,778,000 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), and indirectly beneficially owns, through relationships he has with various other investors, an additional 418,266 shares of Common Stock of which he shares voting power and the power to dispose with such other investors, for an aggregate 12,569,291 shares of Common Stock, or approximately 11.5% of the Common Stock outstanding.

                  (ii) Robert A. Ortenzio directly owns 5,403,336 shares of Common Stock (including 3,703,336 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), and indirectly beneficially owns, through relationships he has with various other investors, an additional 459,284 shares of Common Stock of which he shares voting power and the power to dispose with such other investors, for an aggregate 5,862,620 shares of Common Stock, or approximately 5.6% of the Common Stock outstanding.

                  (iii) Patricia A. Rice directly owns 539,603 shares of Common Stock (including 538,603 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), and indirectly beneficially owns an additional 200,000 shares of

                                                           (Page 38 of 44 Pages)

                           Common Stock through a living trust, for an aggregate 739,603 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (iv) Martin F. Jackson directly owns 637,770 shares of Common Stock (including 540,770 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), and indirectly beneficially owns an additional 4,000 shares of Common Stock held by his children, for an aggregate 641,770 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (v) S. Frank Fritsch directly owns 258,936 shares of Common Stock (including 171,390 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), or less than 1.0% of the Common Stock outstanding.

                  (vi) Michael E. Tarvin directly owns 160,818 shares of Common Stock (including 157,294 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), or less than 1.0% of the Common Stock outstanding.

                  (vii) James J. Talalai directly owns 170,932 shares of Common Stock (including 156,608 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), or less than 1.0% of the Common Stock outstanding.

                  (viii) Scott A. Romberger directly owns 149,771 shares of Common Stock (including 50,969 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), or less than 1.0% of the Common Stock outstanding.

                  (ix) Kenneth L. Moore directly owns 171,617 shares of Common Stock (including 33,321 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), or less than 1.0% of the Common Stock outstanding.

                  (x) Joel T. Veit directly owns 38,159 shares of Common Stock (including 32,399 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), and indirectly beneficially owns an additional 4,000 shares of Common Stock held by his wife, for an aggregate 42,159 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (xi) Meyer Feldberg directly owns 37,440 shares of Common Stock (including 23,120 shares issuable upon exercise of presently-exercisable stock options or options exercisable within the next 60 days), or less than 1.0% of the Common Stock outstanding.

                           Other Ortenzio Investors
                           ------------------------

                  (i) John M. Ortenzio directly owns 457,406 shares of Common Stock and indirectly beneficially owns an additional 15,000 shares of Common Stock held with his wife, for an aggregate 472,406 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (ii) Martin J. Ortenzio directly owns 284,676 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (iii) The Martin J. Ortenzio Descendants Trust directly owns 191,958 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                  (iv) The Ortenzio Family Foundation directly owns 380,386 shares of Common Stock, or less than 1.0% of the Common Stock outstanding.

                                                           (Page 39 of 44 Pages)

         (c) Except as described in Item 3 above, none of the reporting persons has effected any transactions in the Common Stock in the 60 days prior to the date of this statement.

         (d) Except as described in this Schedule 13D, no person has the power to direct the receipt of dividends on or the proceeds of sales of, the shares of Common Stock owned by the reporting persons.

         (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Except as described in this Schedule 13D or the Exhibits hereto, or with respect to the SEM Persons, in their filings pursuant to Section 16 filed prior to the date hereof, none of the reporting persons or other individuals for which information has been provided in Item 2 presently have any contracts, arrangements, understandings or relationships with respect to the securities of the Issuer.

Item 7.  Material to be Filed as Exhibits.

         A.       Amended and Restated Joint Filing Agreement dated January 14,
                  2005.

         B.       Initial Rollover Agreement (previously filed with the original
                  Schedule 13D on October 20, 2004).

         C. Merger Agreement (previously filed with the original Schedule 13D on October 20, 2004).

         D. WCAS Equity Commitment Letter (previously filed with the original Schedule 13D on October 20, 2004).

         E. TCEP Equity Commitment Letter (previously filed with the original Schedule 13D on October 20, 2004).

         F. Debt Commitment Letter (previously filed with Amendment No. 1 to the Schedule 13D on December 21, 2004).

         G.       CP IV Commitment Letter (previously filed with the original
                  Schedule 13D on October 20, 2004).

         H.       Contingency Letter (previously filed with the original
                  Schedule 13D on October 20, 2004).

         I. Subsequent Rollover Agreement (previously filed with Amendment No. 1 to the Schedule 13D on December 21, 2004).

         J. Agreement, dated January 13, 2005, among Holdings, certain of the SEM Persons and the Other Ortenzio Investors.

                                                           (Page 40 of 44 Pages)



                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:   January 14, 2005

                         EGL HOLDING COMPANY

                         By: /s/ Sean M. Traynor
                         -----------------------------------------------------
                         President

                         WELSH, CARSON, ANDERSON & STOWE IX, L.P.

                         By: WCAS IX Associates, LLC, General Partner

                         By: /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Managing Member

                         WCAS IX ASSOCIATES, LLC

                         By: /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Managing Member

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Attorney-in-Fact/Patrick J. Welsh

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Attorney-in-Fact/Russell L. Carson

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Attorney-in-Fact/Bruce K. Anderson

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Attorney-in-Fact/Thomas E. McInerney

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Attorney-in-Fact/Robert A. Minicucci

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Attorney-in-Fact/Anthony J. deNicola

                         /s/ Jonathan M. Rather
                         -----------------------------------------------------
                         Attorney-in-Fact/Kenneth Melkus

                                                           (Page 41 of 44 Pages)



                         THOMA CRESSEY FUND VI, L.P.

                         By: TC Partners VI, L.P., General Partner

                         By:  Thoma Cressey Equity Partners, Inc., General
                              Partner

                         By: /s/ Bryan C. Cressey
                         -----------------------------------------------------
                         Vice President

                         THOMA CRESSEY FRIENDS FUND VI, L.P.

                         By: TC Partners VI, L.P., General Partner

                         By:  Thoma Cressey Equity Partners, Inc., General
                              Partner

                         By: /s/ Bryan C. Cressey
                         -----------------------------------------------------
                         Vice President

                         TC PARTNERS VI, L.P.

                         By:  Thoma Cressey Equity Partners, Inc., General
                              Partner

                         By: /s/ Bryan C. Cressey
                         -----------------------------------------------------
                         Vice President

                         THOMA CRESSEY EQUITY PARTNERS, INC.


                         By: /s/ Bryan C. Cressey
                         -----------------------------------------------------
                         Vice President

                         /s/ Bryan C. Cressey
                         -----------------------------------------------------
                         Bryan C. Cressey

                                                           (Page 42 of 44 Pages)


                         /s/ Rocco A. Ortenzio
                         -----------------------------------------------------
                         Rocco A. Ortenzio

                         /s/ Robert A. Ortenzio
                         -----------------------------------------------------
                         Robert A. Ortenzio

                         /s/ Patricia A. Rice
                         -----------------------------------------------------
                         Patricia A. Rice

                         /s/ Martin F. Jackson
                         -----------------------------------------------------
                         Martin F. Jackson

                         /s/ S. Frank Fritsch
                         -----------------------------------------------------
                         S. Frank Fritsch

                         /s/ Michael E. Tarvin
                         -----------------------------------------------------
                         Michael E. Tarvin

                         /s/ James J. Talalai
                         -----------------------------------------------------
                         James J. Talalai

                         /s/ Scott A. Romberger
                         -----------------------------------------------------
                         Scott A. Romberger

                         /s/ Kenneth L. Moore
                         -----------------------------------------------------
                         Kenneth L. Moore

                         /s/ Joel T. Veit
                         -----------------------------------------------------
                         Joel T. Veit

                         /s/ Meyer Feldberg
                         -----------------------------------------------------
                         Meyer Feldberg

                                                           (Page 43 of 44 Pages)


                         /s/ John M. Ortenzio
                         -----------------------------------------------------
                         John M. Ortenzio

                         /s/ Martin J. Ortenzio
                         -----------------------------------------------------
                         Martin J. Ortenzio

                         MARTIN J. ORTENZIO DESCENDANTS TRUST

                         /s/ John M. Ortenzio
                         -----------------------------------------------------
                         Name:  John M. Ortenzio
                                Title:  Trustee

                         ORTENZIO FAMILY FOUNDATION

                         /s/ John M. Ortenzio
                         -----------------------------------------------------
                         Name:  John M. Ortenzio
                                Title:  Trustee